Exhibit 2.2

Description of Securities

Section 12 of the Exchange Act of 1934, as amended

As of December 31, 2022, Forafric had the following series of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Ordinary Shares, par value $0.001	AFRI	The Nasdaq Stock Market LLC

Warrants, each warrant exercisable for one Ordinary Share at an exercise price of $11.50 per share	AFRIW	The Nasdaq Stock Market LLC

Capitalized terms used but not defined herein have the meanings given to them in Forafric’s annual report on Form 20-F for the year ended December 31, 2022.

ORDINARY SHARES

The following is a description of our Ordinary Shares and the material terms of our articles and memorandum of association, as amended. The following description may not contain all of the information that is important to you and we therefore refer you to our articles and memorandum of association, as amended, copies of which are filed as exhibits to our annual report on Form 20-F for the year ended December 31, 2022.

We are a Gibraltar public company limited by shares and our affairs are governed by our Memorandum and Articles, the Companies Act 2014 of the Laws of Gibraltar, as amended or re-enacted from time to time, the common law of Gibraltar, our corporate governance documents and rules and regulations of the stock exchange on which are shares are traded.

As of the date hereof, the authorized share capital of the Company is USD 131,000 divided into: (i) 100,000,000 ordinary shares of USD 0.001 each; (ii) 1,000,000 preferred shares of USD 0.001 each; and (iii) and 30,000,000 Class Z non-redeemable and non-convertible ordinary shares of USD 0.001 each, each conferring those rights, entitlements, obligations and restrictions as more particularly set out in the Memorandum and Articles of Association.

Ordinary Shares

Voting rights. Each holder of Ordinary Shares is entitled to one vote for each Ordinary Share held of record by such holder on all matters on which shareholders generally are entitled to vote. Holders of Ordinary Shares will vote together as a single class on all matters presented to the Company’s shareholders for their vote or approval. Generally, all matters to be voted on by shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shareholders present in person or represented by proxy, voting together as a single class.

Dividend Rights. the Company may declare an interim or final dividend to be paid to the holders of its ordinary shares in proportion to their respective shareholdings. Under the Companies Act and the Memorandum and Articles of Association, final dividend distributions are recommended by the Board and approved by an ordinary resolution of the shareholders. The amount of such final dividend may not exceed the amount recommended by the directors. Dividends may not be paid otherwise than out of the Company’s distributable reserves.

Rights upon liquidation. In the event of the liquidation of the Company, after satisfaction of liabilities to creditors, the assets of the Company will be distributed to the holders of the Ordinary Shares in the Company in proportion to their respective shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of Preferred Shares with preferential rights that may be authorized by ordinary resolution in the future.

Other rights. The holders of Ordinary Shares have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Ordinary Shares. The rights, preferences and privileges of holders of the Ordinary Shares may be subject to those of the holders of any Preferred Shares the Company may issue in the future.

Preferred Shares

No Preferred Shares were issued or outstanding immediately after the completion of the Business Combination. The Memorandum and Articles of Association of the Company allow the board of directors of the Company to issue Preferred Shares following the passing of an ordinary resolution. Unless required by law or any stock exchange, the authorized Preferred Shares will be available for issuance by the Board upon the passing of an ordinary resolution of the holders of the Ordinary Shares. The ordinary resolutions of the shareholders of the Company would stipulate the powers, preferences and relative, participating, optional and other rights or special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as well as any restrictions, of the class of Preferred Shares as a whole.

Class Z non-redeemable and non-convertible ordinary shares

Following the Redomiciliation, Forafric Global Limited undertook the PLC Re-registration in order to alter its authorized and issued share capital to facilitate its re-registration as a Gibraltar public company limited by shares. In order not to affect the rights of the Ordinary Shares, the then existing shares in issue in the authorised share capital of Forafric Global Limited was re-classified and re-designated into Class Z non-redeemable and non-convertible ordinary shares, and the class of Ordinary Shares was created. A Gibraltar public company must have a paid-up share capital in nominal value terms of at least £20,500 (or currency equivalent) and as such, 29,999,990 Class Z non-redeemable and non-convertible ordinary shares were allotted and issued as fully paid-up shares to the Hamer Limited for the payment by Hamer Limited to Forafric Global Limited of the par value of those shares. Hamer Limited was the sole shareholder of Forafric Global Limited at that time. The Class Z non-redeemable and non-convertible ordinary shares were intended to become deferred shares as soon as any Ordinary Shares are allotted and issued. Once the Class Z non-redeemable and non-convertible ordinary shares were issued and the minimum paid-up capital of the company was at least £20,500 or currency equivalent), Forafric Global Limited applied to re-register as a public company.

Voting rights. The holder of Class Z non-redeemable and non-convertible ordinary shares was, prior to the allotment and issue of any Ordinary Shares, entitled to one vote for each Ordinary Share held of record by such holder on all matters on which shareholders generally are entitled to vote. Following the allotment and issue of any Ordinary Shares, the holder of Class Z non-redeemable and non-convertible ordinary shares shall not be entitled to receive notice or to attend and speak or vote at any general meeting of the Company.

Dividend Rights. The holder of Class Z non-redeemable and non-convertible ordinary shares was, prior to the allotment and issue of any Ordinary Shares, entitled to share in the profits of the Company that are available for distribution. Following the allotment and issue of any Ordinary Shares, the holder of Class Z non-redeemable and non-convertible ordinary shares shall not be entitled to share in the profits of the Company that are available for distribution.

Rights upon liquidation. In the event of the liquidation of the Company, after satisfaction of liabilities to creditors, the assets of the Company will be distributed to the holders of the all classes of issued shares in the Company pari passu in proportion to their respective shareholdings. Prior to the allotment and issue of any Ordinary Shares, the holder of Class Z non-redeemable and non-convertible ordinary shares shall be entitled to the surplus assets of the Company that are available for distribution. Following the allotment and issue of any Ordinary Shares, the holder of Class Z non-redeemable and non-convertible ordinary shares shall only be entitled, on a pro rata basis and pari passu with the holders of all other shares in the Company, only the paid-up capital on the Class Z non-redeemable and non-convertible ordinary shares and shall not be entitled to any surplus assets of the Company available for distribution.

Other rights. The holders of Class Z non-redeemable and non-convertible ordinary shares have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class Z non-redeemable and non-convertible ordinary shares. The rights, preferences and privileges of holders of the Class Z non-redeemable and non-convertible ordinary shares may be subject to those of the holders of any Preferred Shares the Company may issue in the future.

The issuance of Preferred Shares may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders. Additionally, the issuance of Preferred Shares may adversely affect the holders of Ordinary Shares by restricting dividends on the Ordinary Shares, diluting the voting power of the Ordinary Shares or subordinating the liquidation rights of the Ordinary Shares. As a result of these or other factors, the issuance of Preferred Shares could have an adverse impact on the market price of the Ordinary Shares. At present, the Company has no plans to issue any Preferred Shares.

Redeemable Warrants

Public Warrants

Each redeemable warrant entitles the registered holder to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on June 9, 2022. Except as set forth below, no warrants will be exercisable for cash unless we have an effective and current registration statement covering the Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating to such Ordinary Share. Notwithstanding the foregoing, if a registration statement covering the Ordinary Share issuable upon exercise of the warrants is not effective within 90 days from the consummation of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act provided that such exemption is available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Ordinary Share equal to the quotient obtained by dividing (x) the product of the number of Ordinary Share underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Ordinary Share for the 10 trading days ending on the third trading day prior to the date of exercise. For example, if a holder held 150 warrants to purchase 150 shares and the fair market value on the date prior to exercise was $15.00, that holder would receive 35 shares without the payment of any additional cash consideration. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. The warrants will expire five years from the consummation of a business combination at 5:00 p.m., Eastern Standard Time.

We may call the outstanding warrants for redemption (excluding the private warrants and warrants underlying the units that may be issued upon conversion of working capital loans), in whole and not in part, at a price of $0.01 per warrant:

●	at any time while the warrants are exercisable;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder;

●	if, and only if, the reported last sale price of the Ordinary Share equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders (the “Force-Call Provision”), and

●	if, and only if, there is a current registration statement in effect with respect to the Ordinary Share underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of Ordinary Share equal to the quotient obtained by dividing (x) the product of the number of Ordinary Share underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our Ordinary Share for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our common shares at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

In the event we elect to redeem all of the Public Warrants, the t Company Board shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, not less than 30 days prior to the Redemption Date to the registered holders of the Public Warrants to be redeemed at their last addresses as they shall appear on the warrant register.

The warrants will be issued in registered form under a warrant agreement between VStock Transfer, LLC, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of Ordinary Share issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Ordinary Share at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Ordinary Share and any voting rights until they exercise their warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Except as described above, no Public Warrants will be exercisable for cash and we will not be obligated to issue Ordinary Share unless at the time a holder seeks to exercise such warrant, a prospectus relating to the Ordinary Share issuable upon exercise of the warrants is current and the Ordinary Share have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the Ordinary Share issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the Ordinary Share issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the Ordinary Share issuable upon the exercise of the warrants is not current or if the Ordinary Share is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.9% of the Ordinary Share outstanding. Notwithstanding the foregoing, any person who acquires a warrant with the purpose or effect of changing or influencing the control of our company, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying Ordinary Share and not be able to take advantage of this provision.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of Ordinary Share to be issued to the warrant holder.

An exchange offer made to both the publicly traded warrants and the warrants held by our sponsors on the same terms will not constitute an amendment requiring consent of any warrant holder.

Private Warrants

We have agreed that we will not redeem the Private Warrants and we will allow the holders to exercise such warrants on a cashless basis (even if a registration statement covering the Ordinary Shares issuable upon exercise of such warrants is not effective). In the event that a holder of Private Warrants elects to exercise such warrants on a cashless basis, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. With respect to the Private Warrants, the “fair market value” shall mean, at the discretion of the holder, either (x) the last reported sale price of the Ordinary Share for the trading day prior to the date of exercise or (y) the average reported last sale price of the Ordinary Share for the 10 trading days ending on the third trading day prior to the date of exercise.

Additionally, the representative of the underwriters has agreed that it will not be permitted to exercise any Private Warrants issued to it and/or its designees after December 10, 2025. Furthermore, because the Private Warrants will be issued in private transactions, the holders and their transferees will be allowed to exercise the Private Warrants on a cashless basis or for cash even if a registration statement covering the Ordinary Shares issuable upon exercise of such warrants is not effective and receive unregistered Ordinary Shares.